As filed with the Securities and Exchange Commission on August 18, 1998.

                                            REGISTRATION NO. 333-23553
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                Post-Effective
                                AMENDMENT No. 1
                                      to
                                   FORM S-1
                                      on
                                   FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                               CIRRUS LOGIC, INC.
             (Exact name of registrant as specified in its charter)

      CALIFORNIA                      3674                     77-0024818
(State or other jurisdiction (Primary Standard Industial    (I.R.S. Employer
 of incorporation or         Classification Code Number)   Identification No.)
    organization)

                            3100 West Warren Avenue
                          Fremont, California 94538
                                (510) 623-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                              Robert F. Donohue
                     Vice President, Chief Legal Officer
                         General Counsel and Secretary
                               CIRRUS LOGIC, INC.
                            3100 West Warren Avenue
                          Fremont, California 94538
                                (510) 623-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:
                               Michael Danaher, Esq.
                              Deborah M. Chang, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                                650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (415) 493-9300
                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                                ----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================
                                                  Proposed    Proposed
                                                  maximum     maximum
                                                 offering    aggregate     Amount of
    Title of each class of        Amount to be   price per   offering     registration
  securities to be registered     registered        unit     price (1)        fee
----------------------------------------------------------------------------------------

6% Convertible Subordinated     $ 280,725,000    100%       $ 280,725,00   $ 85,068.1(3)
Notes due December 15, 2003 . .
----------------------------------------------------------------------------------------

Common Stock, no par            11,591,219
value . . . . . . . . . . . . . shares (2)        -               -        5,512,255 (3)
========================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 6% Convertible Subordinated Notes due December 15, 2003 registered hereby and, pursuant to Rule
      416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the Notes being registered hereunder. Pursuant to Rule 457(i), no registration fee is required.
(3) Registration fees were paid with the original filing on Form S-1, Registration No. 333-23553.

                                --------------
                               EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 amends the Prospectus dated January 28, 1998 filed pursuant to Rule 424(b) under the Securities Act of 1933. The Prospectus contained herein is to be used by holders of Registrable Notes in connection with offers and sales of the Company's Registrable Notes in the over-the-counter market at negotiated prices related to the prevailing market prices at the time of sale.

===========================================================================

PROSPECTUS

                            Cirrus Logic, Inc.
                             U.S. $280,725,000
          6% Convertible Subordinated Notes due December 15, 2003
                                    and
                          Shares of Common Stock
                     Issuable Upon Conversion Thereof

                  ------------------------------------

This Prospectus relates to $280,725,000 aggregate principal amount of 6% Convertible Subordinated Notes due December 15, 2003 (the "Notes") of Cirrus Logic, Inc. (the "Company") sold otherwise than in reliance on Regulation S (the "Registrable Notes") under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, no par value of the Company, ("Common Stock") issuable upon the conversion of the Registrable Notes (the "Conversion Shares"). The Registrable Notes registered hereby were issued and sold on December 12, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Goldman, Sachs & Co., Salomon Brothers Inc, J.P. Morgan Securities Inc., and Robertson, Stevens & Company LLC, as the initial purchasers (the "Initial Purchasers") of the Registrable Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3)
or (7) under Regulation D of the Securities Act). An additional $19,275,000 aggregate amount of Notes were issued by the Company in the Original Offering and sold by the Initial Purchasers in compliance with the provisions of Regulation S under the Securities Act. The Registrable Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of December 12, 1996 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

The Registrable Notes are convertible at the option of the holder into shares of Common Stock of the Company (at any time on or after March 18, 1997 and prior to redemption or maturity, at a conversion rate of 41.2903 shares per $1,000 principal amount of Registrable Notes), subject to adjustment under certain circumstances. Interest on the Registrable Notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 1997.
On August 17, 1998, the closing price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "CRUS," was $9.094 per share.

                        ---------------------------

   THE NOTES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                                   RISK.

                   SEE "RISK FACTORS" BEGINNING ON PAGE 4
                  ----------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS ____________, 1998

The Registrable Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of the Notes-Subordination." The Registrable Notes will mature on December 15, 2003, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after December 16, 1999 at the redemption prices set forth herein plus accrued interest. Each holder of Registrable Notes will have the right to cause the Company to repurchase all of such holder's Registrable Notes, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the indenture). The Company's ability to repurchase the Registrable Notes upon the occurrence of a Change in Control is subject to limitations.
Any failure by the company to repurchase the Notes when required following a Change in Control would result in an Event of default under the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an event of default under terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness of the Company is paid in full. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change of Control may be prohibited or limited by, or create an event of default under the cross-default provisions and/or other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness.

The Registrable Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The Selling Securityholders may effect such transactions by selling the Registrable Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Registrable Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
The Company will not receive any of the proceeds from the sale of the Registrable Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Registrable Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

The Registrable Notes have been designated for trading on the PORTAL Market. Registrable Notes sold pursuant to this Prospectus are not eligible for trading on the PORTAL Market. The Registrable Notes will not be listed for trading on the Nasdaq National Market or Nasdaq SmallCap Market or on any exchange. The Registrable Notes are expected to be traded over-the-counter.

The Selling Securityholders will receive all of the net proceeds from the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes.

                       ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act with respect to the Registrable Notes. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Registrable Notes, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. For further information with respect to the Company and the Registrable Notes being offered, reference is hereby made to such Registration Statement of Form S-1 and the exhibits and schedules thereto, which may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of prescribed fees.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office referred to above and at the Commission's regional offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

The Company intends to furnish to the holders of the Registrable Notes annual reports containing audited consolidated financial statements examined by its independent auditors and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are incorporated herein by reference: (1) Company's Annual Report on Form 10-K for year ended March 28, 1998 (including those portions of the Company's Annual Report to Stockholders and definitive proxy statement for the Annual Meeting of Stockholders held on July 21, 1998), (2) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act with the Commission on June 16, 1997, and (3) Company's Quarterly Report on Form 10-Q for period ended June 27, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person to whom this Prospectus is delivered, a copy of any and all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein), upon written or oral request to Vice President, Finance, Cirrus Logic, Inc., 3100 W. Warren Avenue, Fremont, CA 94538 (telephone number (510) 623-8300).

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial information incorporated by reference herein appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed under the caption "Risk Factors."

                             THE COMPANY

     Cirrus Logic, Inc., ("Cirrus Logic" or the "Company") is a premier supplier of system-level integrated circuits that demand high-performance mixed-signal processing and algorithmic expertise. The Company's products, sold under its own name and the Crystal product brand, enable high-volume applications in mass storage, communications, consumer electronics and industrial markets. Cirrus Logic was incorporated under the laws of California on February 3, 1984, as the successor to a research corporation which had been incorporated in Utah in 1981. The Company's principal executive offices are located at 3100 West Warren Avenue, Fremont, California 94538 and its telephone number is (510) 623-8300.

                               THE OFFERING


Securities Offered . . . . .         $280,725,000 aggregate principal amount
                                     of 6% Convertible Subordinated Notes
                                     due December 15, 2003, issued under an
                                     indenture (the "Indenture") between the
                                     Company and State Street Bank and Trust
                                     Company as Trustee ("Trustee")  and
                                     Common Stock issuable upon conversion
                                     thereof.


Issuer . . . . . . . . . . .         Cirrus Logic, Inc., a California
                                     corporation.


Interest Payment Date. . . .         Interest on the Registrable Notes is
                                     payable semiannually on June 15 and
                                     December 15 of each year, commencing
                                     June 15, 1997.


Conversion Rate. . . . . . .         41.2903 shares per U.S. $1,000
                                     principal amount of Registrable Notes
                                     (equivalent to a conversion price of
                                     approximately U.S. $24.219 per share),
                                     subject to adjustment.


Conversion Rights. . . . . .         The Registrable Notes are convertible
                                     at any time on or after March 18, 1997
                                     and prior to the close of business on
                                     the maturity date, unless previously
                                     redeemed or repurchased, at the
                                     conversion rate set forth above.
                                     Holders of Registrable Notes called for
                                     redemption or repurchase will be
                                     entitled to convert the Registrable
                                     Notes up to, but not including or
                                     after, the date fixed for redemption or
                                     repurchase, as the case may be. See
                                     "Description of Registrable Notes -
                                     Conversion Rights."


Subordination. . . . . . . .         The Registrable Notes are subordinated
                                     in right of payment to all existing and
                                     future Senior Indebtedness (as defined)
                                     of the Company and effectively
                                     subordinated to all liabilities of the
                                     Company's subsidiaries. The Indenture does not restrict the incurrence of additional
                                     Senior Indebtedness or other indebtedness by the Company or any subsidiary. The
                                     Company anticipates incurring
                                     significant additional obligations,
                                     which may include Senior Indebtedness,
                                     for its manufacturing program.  See
                                     "Risk Factors - Leverage and
                                     Subordination."


Optional Redemption. . . . .         The Registrable Notes are redeemable at
                                     the option of the Company, in whole or
                                     in part, at any time on or after
                                     December 16, 1999 at the redemption
                                     prices set forth herein plus accrued
                                     interest to the redemption date. See
                                     "Description of Registrable Notes -
                                     Redemption."

Repurchase at Option . . . .         Upon a Change in Control (as defined),
of Holders Upon a                    holders of the Registrable Notes will
Change in Control                    have the right, subject to certain
                                     conditions and restrictions, to require
                                     the Company to purchase all or part of
                                     their Registrable Notes at 100% of the
                                     principal amount thereof, plus accrued
                                     interest to the repurchase date.  The
                                     repurchase price is payable in cash or,
                                     at the option of the Company but
                                     subject to the satisfaction of certain
                                     conditions on the part of the Company,
                                     in shares of Common Stock (valued at
                                     95% of the average closing bid prices
                                     of the Common Stock for the five
                                     trading days preceding the second
                                     trading day prior to the repurchase
                                     date).  The Company's ability to
                                     repurchase the Registrable Notes upon the occurance of a Change in Control is subject to limitations. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an event of default under terms of other
                                     Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of
                                     Notes as a result of the occurence of a
                                     Change of Control may be prohibited or
                                     limited by, or create an event of default under the cross-default provisions and/or other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebteness.
                                     See "Description of Registrable
                                     Notes - Repurchase at Option of
                                     Holders Upon a Change in Control", and
                                     "Risk Factors - Limitations on Repurchase of Registrable Notes."

Use of Proceeds. . . . . . .         The Company will not receive any
                                     proceeds from the sale of the
                                     Registrable Notes or the Common Stock
                                     issuable upon conversion thereof by
                                     the Selling Shareholders, although the
                                     Company did receive proceeds from the
                                     inital sales of the Notes by the Company.
                                     The Company has used some of these
                                     proceeds to repay outstanding borrowings, and has invested the remaining proceeds in investment grade, interest-bearing instruments. See "Use of Proceeds."

Events of Default. . . . . .         Events of default include: (a) failure
                                     to pay principal of or premium, if any,
                                     on any Note when due, whether or not
                                     such payment is prohibited by the
                                     subordination provisions of the Notes
                                     and the Indenture; (b) failure to pay
                                     any interest on any Note when due,
                                     continuing for 30 days, whether or not
                                     such payment is prohibited by the
                                     subordination provisions of the Notes
                                     and the Indenture; (c) default in the
                                     Company's obligation to provide notice
                                     of a Change in Control (as defined);
                                     (d)  failure to perform any other
                                     covenant of the Company in the
                                     Indenture, continuing for 60 days after
                                     written notice as provided in the
                                     Indenture (except that if such failure
                                     is capable of being cured and the
                                     Company commences efforts to cure such
                                     failure within such 60 day period, such
                                     failure shall not be considered an
                                     event of default for an additional 60
                                     days so long as the Company is
                                     diligently pursuing the cure); (e) any
                                     indebtedness for money borrowed by the
                                     Company in an outstanding principal
                                     amount in excess of $20,000,000 is not
                                     paid at final maturity or upon
                                     acceleration thereof and such default
                                     in payment or acceleration is not cured
                                     or rescinded within 30 days after
                                     written notice as provided in the
                                     Indenture; and (f) certain events of
                                     bankruptcy, insolvency or
                                     reorganization.  See "Description of
                                     Registrable Notes - Events of Default."

Registration Rights. . . . .         Upon any failure by the Company to
                                     comply with certain of its obligations
                                     under the Registration Agreement,
                                     additional interest will be payable on
                                     the Registrable Notes.


                               RISK FACTORS

     In addition to the other information included in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Registrable Notes offered hereby and the shares of Common Stock issuable upon conversion thereof. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements as a result of various risks and uncertainties, including those summarized below.

     The Company's Annual Report on Form 10-K filed with the
Commission for the fiscal year ended March 28, 1998 includes certain risk factors and is incorporated herein by reference. These risk factors include "Quarterly Fluctuations", "Issues Relating to Manufacturing and Manufacturing Investment", "Dependence on PC Market", "Issues Relating to Mass Storage Market", "Issues Relating to Graphics Products", "Issues Relating to Consumer Electronics Products", "Issues Relating to Communications Products", "Issues Relating to Industrial Products", "Intellectual Property Matters", "Foreign Operations and Markets", "Competition", and "Impact of Year 2000".

     That report sets forth an additional risk factor in "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources", which relates to the capital intensive nature of the semiconductor industry and the availability of financing under satisfactory terms, which is also incorporated herein by reference.

Limitations on Repurchase of Registrable Notes

     The Company's ability to repurchase Registrable Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Registrable Notes that might be delivered by Holders of Registrable Notes seeking to exercise the repurchase right. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Registrable Notes using shares of Common Stock, the Company's ability to purchase Registrable Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Change in Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries, borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Registrable Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an Event of Default under the Company's existing revolving credit facility and may cause an event of default under the terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Registrable Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Registrable Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "Description of Registrable Notes-Repurchase at Option of Holders Upon a Change in Control."

Absence of Public Market for the Registrable Notes

     The Registrable Notes were issued in December 1996 to a small number of institutional buyers. The Registrable Notes issued in reliance on Rule 144A have been designated for trading on the PORTAL Market. Registrable Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are no longer eligible for trading on the PORTAL Market. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Agreement, which does not obligate the Company to keep the Registration Statement effective after the third anniversary of the date when the Registration Statement is declared effective or, if earlier, the date when all the Registrable Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement or may be resold without registration by persons that are not affiliates of the Company pursuant to Rule 144(k) under the Securities Act. The Company does not intend to apply for listing of the Registrable Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers have advised the Company that they intend to make a market in the Registrable Notes. The Initial Purchasers are not obligated, however, to make a market in the Registrable Notes and any such market making may be discontinued at any time in the sole discretion of the Initial Purchasers without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registrable Notes.

Possible Volatility of Registrable Notes and Stock Price

     The Company anticipates that its quarterly revenues and operating results will fluctuate substantially from quarter to quarter as a result of a wide variety of factors, many of which are outside of the Company's control, including, but not limited to, economic conditions and overall market demand in the United States and worldwide, the Company's ability to introduce new products and technologies on a timely basis, the ability of the Company to utilize fully the capacity of its manufacturing joint ventures and the ability of such joint ventures to produce wafers on a timely and competitive basis, changes in product mix, pricing decisions, fluctuations in manufacturing costs which affect the Company's gross margins, declines in market demand for the Company's and its customers' products, sales timing, the level of orders which are received and can be shipped in a quarter, the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, product obsolescence, price erosion, and competitive factors, which may have a significant impact on the market price of Registrable Notes and the Common Stock into which they are convertible. The trading price of the Common Stock has been, and the trading price of the Registrable Notes and the Common Stock into which they are convertible may continue to be, subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by the Company or its competitors, general conditions in the computer industry and other events or facts. In recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Registrable Notes and Common Stock.

Leverage and Subordination

     The Company is highly leveraged. In connection with the Original Offering, the Company incurred $300 million of indebtedness, increasing the Company's total debt to approximately $358 million and resulting in a ratio of total debt to equity (expressed as a percentage) of approximately 88% percent, as of June 27, 1998. In addition, as of June 27, 1998, the Company has guaranteed or is directly liable for payments under operating leases payable over lease terms ranging from five to seven years and aggregating approximately $509 million. Moreover, the Company expects to incur substantial additional direct or guaranteed lease obligations in connection with its manufacturing joint ventures.

     The Company's Second Amended and Restated Multicurrency Credit Agreement dated as of June 30, 1997 among the Company, certain of its subsidiaries and Bank of America National Trust and Savings Association, the Indenture governing the Registrable Notes, and certain leveraged leases to which the Company is a part, including the leveraged leases pursuant to (A)(i) the Participation Agreement dated as of October 31, 1996 among Cirent Semiconductor, G.P., as Lessee, Ciror, Inc., as General Partner of the Lessee, the Company, as Co-Lessee and Guarantor, Ameritech Credit Corporation, as Owner Participant, First Security Bank, National Association, as Owner Trustee, the institutions listed therein, as Lenders, and Wilmington Trust Company, as Indenture Trustee, and (ii) the Lease Agreement dated as of October 31, 1996 among First Security Bank, National Association, as Owner Trustee for The Orlando Semiconductor Equipment Owner Trust, Cirent Semiconductor, G.P., as Lessee, and the Company, as Co-Lessee, and the (B)(i) the Participation Agreement dated as of November 15, 1996 among Cirent Semiconductor, G.P., as Lessee, Ciror, Inc., as General Partner of the Lessee, the Company, as Co-Lessee and Guarantor, AT&T Commercial Finance Corporation, as Owner Participant, First Security Bank, National Association, as Owner Trustee, the institutions listed therein, as Lenders, and Wilmington Trust Company, as Indenture Trustee, and (ii) the Lease Agreement dated as of November 15, 1996 among First Security Bank, National Association, as Owner Trustee for The Orlando Semiconductor Equipment Owner Trust II, Cirent Semiconductor, G.P., as Lessee, and the Company, as Co-Lessee, contain cross-default provisions which permit the holders of such indebtedness or lease obligations under certain circumstances to accelerate the Company's obligations in the event there is a default under the provisions of the foregoing agreements, as well as other indebtedness or lease obligations of the Company may incur from time to time.

     For fiscal 1996 and fiscal 1997 the Company's earnings were insufficient to cover fixed charges by approximately $41.7 million and $51.6 million, respectively. Fixed charges exclude the interest factor associated with operating leases of the Company's MiCRUS and Cirent Semiconductor joint ventures and the interest associated with capitalized leases of the Company's MiCRUS and Cirent joint ventures.
Had the amount of such interest factors been included in such fixed charges, the Company's earnings would have been insufficient to cover fixed charges for fiscal 1996, fiscal 1997, and for the first quarter of fiscal 1999 by approximately $50.6 million, $67.1 million and $7.0 million, respectively. Whereas for fiscal 1998 and for the first quarter of fiscal 1999, the Company's earnings were sufficient to cover fixed charges (assuming the Cirent Semiconductor leases were entered into at the beginning of each such period).

     The degree to which the Company is leveraged could (i) adversely affect its ability to obtain additional financing for itself or its joint ventures, (ii) make it more vulnerable to general economic and market conditions, industry downturns and competitive pressures,
(iii) impair its ability to respond to technological changes, and (iv) result in the dedication of a significant amount of any cash generated from operating activities to the payment of debt service and other financing obligations, thereby reducing funds available for operations, and its existing manufacturing joint ventures and future business opportunities. The Company's ability to meet its debt service and other obligations will be dependent on the Company's future performance which will be subject to financial, business and other factors affecting operations of the Company, many of which are beyond its control.

     The Registrable Notes are obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Registrable Notes, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Registrable Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Registrable Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company and are effectively subordinated to all liabilities of the Company's subsidiaries. As a result of such subordination, in the event of the Company's liquidation or insolvency, payment default with respect to Senior Indebtedness, a covenant default with respect to Designated Senior Indebtedness (as defined), or upon acceleration of the Registrable Notes due to an event of default, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Registrable Notes then outstanding.

The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. In particular, the Company anticipates incurring significant obligations, which may include additional Senior Indebtedness, in connection with its manufacturing program.

Fraudulent Conveyance

     Under applicable provisions of the United States Bankruptcy
Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Registrable Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b) (i) received less than reasonably equivalent value or fair consideration for the issuance of the Registrable Notes and (ii) (A) was insolvent at the time of the incurrence, (B) was rendered insolvent by reason of such incurrence,
(C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Registrable Notes or, in the alternate, subordinate the Registrable Notes to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would vary depending upon the law applied in such case. Generally, however, the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

     The Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Registrable Notes were issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company received fair consideration in exchange for the Registrable Notes, and that the Company, after the issuance of the Registrable Notes and the application of proceeds therefrom, was and remains solvent, has sufficient capital for carrying on its business and is able to pay its debts as they mature. Accordingly, the Company believes that these provisions of the Bankruptcy Code and the state fraudulent transfer or conveyance laws were not triggered by the issuance of the Registrable Notes.

                          USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Registrable Notes or the Common Stock issuable upon conversion thereof by the Selling Shareholders. In the third quarter of fiscal 1997, the Company received approximately $290.6 million in net proceeds from the initial sale of the Notes. Approximately $25.0 million of these proceeds was used to repay all outstanding borrowings under the Amended and Restated Multicurrency Credit Agreement, dated as of October 31, 1996, among the Company, certain of its subsidiaries, Bank of America National Trust and Savings Association, as Agent, Morgan Guaranty Trust Company of New York and The Bank of Nova Scotia, as Co-Agents, and certain other financial institutions. The Company has invested the remaining proceeds in investment grade, interest-bearing instruments. Proceeds from this offering will be invested with the Bank of America in amounts sufficient to cover the outstanding letters of credit and will serve as collateral for these letters of credit. The remaining funds are available for general working capital purposes and for expenditures associated with the Company's investments in manufacturing.

                    RATIO OF EARNINGS TO FIXED CHARGES


                                                             Quarter ending
                           At Fiscal Year End(1)(2)             June 27,

                       1994    1995    1996    1997    1998      1998
                      ------  ------  ------  ------  ------    ------
Ratio of earnings to
fixed charges (1)      14.7x   17.3x   N/A     N/A     2.9x      1.1x

--------------------
(1) For the purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) from operations before provision for income taxes and cumulative effect of accounting change plus fixed charges and (ii) fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under leases deemed by the Company to be representative of the interest factor. Earnings were not sufficient to cover fixed charges for fiscal 1996 and fiscal 1997 by approximately $41.7 million and $51.6 million, respectively. Fixed charges exclude interest on capitalized leases and the interest factor associated with operating leases of the company's MiCRUS and Cirent joint ventures, estimated at $1.8 million, $8.9 million, $15.4 million, $26.9 million, and $7.5 million for fiscal 1995, 1996, 1997, 1998, and for the first quarter of fiscal 1999, respectively, which are guaranteed by the Company or as to which the Company is otherwise liable. Had such charges been included, the ratio of earnings to fixed charges for fiscal 1995 and 1998 would have been 13.1x and 1.5x, respectively. In addition, the deficiency of earnings to cover fixed charges for fiscal 1996 and 1997 and for the first quarter ended June 27, 1998 would have been $50.6 million, $67.1 million and $7.0 million.

(2) Additional information may be obtained by reference to the Company's Annual Report on Form 10-K for fiscal year ended March
28, 1998.

              DESCRIPTION OF THE REGISTRABLE NOTES

     The Registrable Notes have been issued under an indenture, dated as of December 15, 1996, between the Company and State Street Bank and Trust Company, as Trustee (the "Indenture"). The following summaries of certain provisions of the Registrable Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Registrable Notes and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Registrable Note that is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

     The Registrable Notes are unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "-Subordination," and convertible into Common Stock as described under "-Conversion Rights." The Registrable Notes will mature on December 15, 2003, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon the occurrence of a Change in Control (as defined).

     The Registrable Notes bear interest from the most recent date that interest has been paid, or if no interest has been paid, from December 18, 1996, at 6% per annum. Interest is payable semi-annually on June 15 and December 15, commencing on June 15, 1997, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal will be payable, and the Registrable Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in New York, New York, which shall initially be the office or agency of the Trustee in New York, New York.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-Repurchase at Option of Holders Upon a Change in Control" below.

Conversion Rights

     The Holder of any Registrable Note will have the right at the Holders option, to convert any portion of the principal amount of any Registrable Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after March 18, 1997 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 41.2903 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of approximately $24.219 per share of Common Stock), subject to adjustment as described below. The right to convert a Registrable Note called for redemption or submitted for repurchase will terminate at the close of business on the last Business Day prior to the Redemption Date or Repurchase Date for such Registrable Note, as the case may be. (Section 12.1)

     The right of conversion attaching to any Registrable Note may be exercised by the Holder by delivering the Registrable Note at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained from the Trustee. Beneficial owners of interests in a Registered Global Note may exercise their right of conversion by delivering to The Depository Trust Company ("DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. Such notice of conversion can be obtained at the office of any Conversion Agent. The conversion date will be the date on which the Registrable Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Registrable Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock of the Company outstanding from time to time. Any Registrable Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Registrable Notes (or portions thereof) called for redemption on a Redemption Date or repurchaseable on a Repurchase Date occurring, in either case, within such period (including any Registrable Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date that is a Regular Record Date or Interest Payment Date, as the case may be)) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registrable Notes being surrendered for conversion. The interest payable on such Interest Payment Date with respect to any Registrable Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (including any Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date that is a Regular Record Date or Interest Payment Date, as the case may be), which Note (or portion thereof, if applicable) is surrendered for conversion during such period (or on the last Business Day prior to the Regular Record Date or Interest Payment Date in the case of a Registrable Note (or portions thereof) called for redemption or submitted for repurchase on a Regular Record Date or Interest Payment Date, as the case may be), shall be paid to the Holder of such Registrable Note being converted in an amount equal to the interest that would have been payable on such Registrable Note if such Registrable Note had been converted as of the close of business on such Interest Payment Date. The interest payable on such Interest Payment Date in respect of any Registrable Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date, which Registrable Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Registrable Note as of such Regular Record Date. Interest payable in respect of any Registrable Note surrendered for conversion on or after an Interest Payment Date shall be paid to the Holder of such Registrable Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion. As a result of the foregoing provisions, Holders that surrender Registrable Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Registrable Notes are surrendered after a notice of redemption (except for the payment of interest on Registrable Notes called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates (including any Registrable Notes (or portions thereof) called for redemption on a Redemption Date or submitted for repurchase on a Repurchase Date that is a Regular Record Date or Interest Payment Date, as the case may be), as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market bid price of Common Stock at the close of business on the day of conversion. (Sections 2.2, 3.7, 12.2 and 12.3)

     A Holder delivering a Registrable Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Registrable Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock on shares of Common Stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants (provided that the Conversion Rate will be readjusted to the extent any such rights, options or warrants are not exercised prior to the expiration thereof), (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above or dividends and distributions paid exclusively in cash), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 12.5% of the Company's market capitalization (for this purpose being the product of the Current Market Price per share of the Common Stock on the record date for such distribution times the number of shares of Common Stock outstanding) on such date, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such reductions in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (Section 12.4) The Company will compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice by mail to Holders of the Registrable Notes of any adjustments. (Section 12.5)

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale, transfer or lease of all or substantially all of the assets of the Company, each Registrable Note then outstanding will, without the consent of the Holder of any Registrable Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Common Stock into which such Registrable Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11)

     The Company from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the Common Stock exceeds the Conversion Price by 105% in connection with an event which otherwise would be a Change in Control. (Section 12.4)

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Registrable Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Registrable Notes. See "United States Taxation-United States Holders-Dividends."

Subordination

     The payment of the principal of, premium, if any, and interest on the Registrable Notes (including any Liquidated Damages (as defined)) and any amounts payable upon the redemption or the repurchase of the Registrable Notes will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company.

     "Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:
(a) indebtedness of the Company evidenced by credit or loan agreements, notes, bonds, debentures, or other written obligations, (b) all obligations of the Company for money borrowed, (c) all obligations of the Company evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (d) obligations of the Company as lessee (i) under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (ii) under other leases for facilities, equipment or related assets, whether or not capitalized, entered into or leased after the date of the Indenture for financing purposes (as determined by the Company), (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements, (f) all obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities, (g) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business), (h) all obligations of the type referred to in clauses (a) through (g) above of another Person and all dividends of another Person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on property of the Company, and (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph; provided, however, that Senior Indebtedness shall not include the Registrable Notes or any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) expressly provided that such indebtedness or obligation is not superior in right of payment to the Registrable Notes.

     No payment on account of principal of, premium, if any, or interest on (including any Liquidated Damages), or the redemption or the repurchase of, the Registrable Notes may be made by the Company if
(i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness occurs and is continuing beyond the applicable grace period or (ii) any other event of default occurs and is continuing with respect to Designated Senior Indebtedness (as defined below) that permits the holders thereof to accelerate the maturity thereof, and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company, a holder of such Designated Senior Indebtedness or other person permitted to give such notice under the Indenture. Payments on the Registrable Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced unless and until (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Registrable Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice. "Designated Senior Indebtedness" means the Company's obligations under the Credit Agreement (as defined) and any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness). (Sections 1.1 and 13.2) In addition, upon any acceleration of the principal due on the Registrable Notes as a result of an Event of Default or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Registrable Notes are entitled to receive any payment. (Sections 13.2 and 13.3) By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Registrable Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Registrable Notes.

     In addition, the Registrable Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Registrable Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors and lessors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

     The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness or liabilities. The Company expects from time to time to incur additional indebtedness and other liabilities, including Senior Indebtedness, and also expects that its subsidiaries will from time to time incur additional indebtedness and other liabilities. In particular, the Company anticipates incurring significant obligations, which may include additional Senior Indebtedness, in connection with its manufacturing program. See "Risk Factors-Leverage and Subordination."

Redemption

     The Registrable Notes may not be redeemed at the option of the Company prior to December 16, 1999. On and after December 16, 1999, the Registrable Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption prices specified below, upon not less than 20 nor more than 60 days' prior notice as provided under "-Notices" below.

     The redemption price (expressed as a percentage of principal amount) is as follows for the 12-month periods beginning on December 15 of the following years (or December 16, in the case of 1999):

   Year                             Redemption Price
 -------                            -----------------

   1999 . . . . . . . . . . . . . . .    103.429%
   2000 . . . . . . . . . . . . . . .    102.571
   2001 . . . . . . . . . . . . . . .    101.714
   2002 . . . . . . . . . . . . . . .    100.857

     No sinking fund is provided for the Registrable Notes.

Payment and Conversion

     The principal of Registrable Notes will be payable in U.S. dollars, against surrender thereof at the office or agency of the Trustee in the Borough of Manhattan, The City of New York, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registrable Notes in excess of U.S. $2,000,000). Payment of any installment of interest on Registrable Notes will be made to the Person in whose name such Registrable Notes (or any predecessor Registrable Note) is registered at the close of business on the June 1 or the December 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S. $2,000,000). No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (Section 2.2)

     Any payment on the Registrable Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are generally authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in San Jose, California, Boston, Massachusetts, New York, New York or London, England are generally authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes. (Sections 1.1 and 2.2)

     Registrable Notes may be surrendered for conversion at the office or agency of the Trustee in the Borough of Manhattan, The City of New York. Registrable Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-Conversion Rights". (Sections 2.2 and 12.2)

     The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Registrable Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Registrable Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Registrable Notes for conversion, which shall initially be an office or agency of the Trustee as provided in the Indenture. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "- Notices" below. (Section 10.2)

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Registrable Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Registrable Note will thereafter look only to the Company for payment thereof. (Section 10.3).

Repurchase at Option of Holders Upon a Change in Control

     If a Change in Control (as defined) occurs, each Holder of Registrable Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Registrable Notes not theretofore called for redemption, or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Registrable Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Section 14.1)

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the second trading day prior to the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment prior to the Repurchase Date as provided in the Indenture. (Sections 14.1 and 14.2)

     Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Registrable Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof, or, at the request of the Company on or before the 15th day after the occurrence, the Trustee shall give the Company Notice. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Registrable Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Registrable Notes with respect to which the right is being exercised. (Section 14.3)

     A "Change in Control" shall be deemed to have occurred at such time after the original issuance of the Registrable Notes as there shall occur:

     (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

     (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets (other than to a wholly-owned Subsidiary of the Company) of the Company to any other Person (other than (a) any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction and (b) a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock); provided, however, that a Change in Control shall not be deemed to have occurred if either
(a) the closing price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the period of 10 consecutive trading days ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Registrable Notes in effect on each such trading day, or (b) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation constituting the Change in Control described in clause (i) and/or clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following the Change in Control) and as a result of such transaction or transactions the Notes become convertible solely into such common stock. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture. "Person" includes any syndicate or group which would be deemed to be a "person" under section 13(d)(3) of the Exchange Act. (Section 14.4)

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to Securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Registrable Notes. The Company will comply with this rule to the extent applicable at that time.

     The Company may, to the extent permitted by applicable law, at any time purchase Registrable Notes in the open market or by tender at any price or by private agreement. Any Registrable Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Purchase Agreement, be reissued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Registrable Notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily afford Holders of the Registrable Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

     The Company's ability to repurchase Notes upon the occurrence of a Change in Control is subject to limitations. There can be no assurance that the Company would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the Notes that might be delivered by Holders of Notes seeking to exercise the repurchase right. Moreover, although under the Indenture the Company may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the Notes using shares of Common Stock, and the Company's ability to repurchase Notes may be limited or prohibited by the terms of any future borrowing arrangements, including Senior Indebtedness existing at the time of a Change in Control. The Company's ability to repurchase Notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by the Company to repurchase the Notes when required following a Change in Control would result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 5.1) Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change in Control would result in an event of default under the Company's Credit Agreement and may cause an event of default under terms of other Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change in Control may be prohibited or limited by, or create an event of default under, the cross-default provisions and other terms of agreements related to borrowings which the Company may enter into from time to time, including agreements relating to Senior Indebtedness. See "-Subordination", "Risk Factors-Leverage and Subordination," and "Risk Factors-Limitations on Repurchase of Registrable Notes."

Mergers and Sales of Assets by the Company

     The Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving corporation) or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than the Company, shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 7.1)

Events of Default

     The following will be Events of Default under the Indenture:
(a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (c) failure to provide a Company Notice in the event of a Change in Control, whether or not the payment of the Repurchase Price is prohibited by the subordination provisions of the Notes and the Indenture; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days (plus an additional 60 days in the case of defaults subject to cure, provided the Company commences such cure within the initial 60 days and is diligently pursuing such cure) after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $20,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3) Subject to compliance with all rules or laws and the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

     If an Event of Default (other than as specified in clause (f) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (f) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. (Section 5.2) For information as to waiver of defaults, see "-Meetings, Modification and Waiver."

     No Holder of any Registrable Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Registrable Note for the enforcement of payment of the principal of, premium, if any, or interest on such Registrable Note (including Liquidated Damages, if any) on or after the respective due dates expressed in such Registrable Note or of the right to convert such Registrable Note in accordance with the Indenture. (Section 5.8)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.9)

Meetings, Modification and Waiver

     The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests.
(Article IX)

     Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the Holders of the Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either
(i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or
(ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of the lesser of (a) not less than a majority in aggregate principal amount of the Notes at the time Outstanding and (b) at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of Liquidated Damages or the Redemption Price or the Repurchase Price in respect of such Note),
(f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted,
(m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws or (n) modify the obligations of the Company not to resell the Notes and to use its reasonable efforts to prevent its affiliates from reselling the Notes. (Sections 8.2 and 5.13). The quorum at any meeting called to adopt a resolution will be Persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Section 9.4)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent or by the adoption of a resolution at a meeting. (Section 10.13) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent. (Section 5.13)

Registration Rights

     In connection with the Original Offering, the Company entered into a registration rights agreement with the Initial Purchasers (the "Registration Agreement") pursuant to which the Company agreed to, at the Company's expense for the benefit of the Holders of the Registrable Notes and the shares of Common Stock issuable upon conversion thereof (together, the "Registrable Securities"), (i) file with the Commission within 90 days after the date of original issuance of the Registrable Notes, a registration statement (the "Shelf Registration Statement") covering resales of the Registrable Securities, (ii) use reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Registrable Notes and (iii) use reasonable efforts to keep effective the Shelf Registration Statement until three years after the date of the original issuance of the Registrable Notes or such earlier date as all Registrable Securities shall have been disposed of or on which all Registrable Securities held by persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company will be permitted to suspend the use of this Prospectus which is part of this Shelf Registration Statement in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments, public filing with the Commission and other events. The Company will provide to each holder of Registrable Securities copies of this Prospectus that is a part of this Shelf Registration Statement, notify each holder when this Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to this Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement, including certain indemnification obligations.

     In the event that this Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use of this Prospectus which is a part hereof for more than 90 days, whether or not consecutive, during any 12-month period then the interest rate borne by Registrable Notes will increase by an additional one-half of one percent (0.50%) per annum from the 91st day of the applicable 12-month period this Shelf Registration Statement ceases to be effective or the Company suspends the use of this Prospectus which is a part thereof, as the case may be, until the earlier of such time as (i) this Shelf Registration Statement or another Shelf Registration Statement again becomes effective, (ii) the use of the related Prospectus ceases to be suspended or (iii) the Effectiveness Period expires. Registrable Securities that have been sold pursuant to this Shelf Registration Statement or Rule 144 prior to the occurrence of a Registration Default will not be entitled to Liquidated Damages.

Book-Entry; Delivery and Form; Global Certificates

     The Registrable Notes may be represented by one or more fully registered global notes (the "Global Note") as well as Registrable Notes in definitive form registered in the name of individual
purchasers or their nominees.   Each such Global Note will be deposited
upon issuance with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participant organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and
certain other organizations.   Access to DTC's system is also available
to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Registrable Notes will be limited to that extent.

     Except as described below, owners of interests in the Global Note will not have Registrable Notes registered in their names, will not receive physical delivery of Registrable Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC's or any of its Participants.

     Payments in respect of the principal of, premium, if any, and interest on any Registrable Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Registrable Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has nor will have any responsibility or liability for the payment of such amounts to beneficial owners of the Registrable Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Registrable Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Registrable Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participant, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Registrable Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Registrable Notes represented by such Global Note for all purposes under the Indenture and the Registrable Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture. Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules.

     The Company expects that DTC will take any action permitted to be taken by a holder of Registrable Notes (including the presentation of Registrable Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Registrable Notes as to which such Participant or Participants has or have given such direction.

     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not obtained, the Company will issue definitive certificated Registrable Notes in exchange for a Global Note. Such definitive certificated Registrable Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Registrable Notes in definitive certificated form, the Trustee is required to register the Registrable Notes in the name of, and cause the Registrable Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Transfer and Exchange

     A holder may transfer or exchange Registrable Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Registrable Note selected for redemption. Also, the Company is not required to transfer or exchange any Registrable Note for a period of 15 days before a selection of Registrable Notes to be redeemed.

     The registered holder of a Registrable Note will be treated as the owner of it for all purposes.

Title

     The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Registrable Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (Section 2.2)

Notices

     Notice to Holders of the Registrable Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing. (Sections 1.1 and 1.6)

     Notice of a redemption of Registrable Notes will be given at least once not less than 20 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

Replacement of Notes

     Registrable Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Registrable mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Registrable Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Registrable Note before a replacement Note will be issued. (Section 3.6)

Governing Law

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America. (Section 1.11)

The Trustee

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Registrable Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (Sections 6.1 and 6.3)

Notes Issued in Reliance upon Regulation S

     The Notes issued in the Original Offering in reliance upon Regulation S (the "Regulation S Notes") are not being registered pursuant to the Registration Statement of which this Prospectus forms a part. The Regulation S Notes issued under the Indenture are governed by substantially similar terms as the Registrable Notes, except with respect to certain mechanical provisions relating to form and denomination, payment and conversion, redemption for taxation reasons and payments of additional amounts. For a complete description of the terms and conditions of the Regulation S Notes, see the detailed provisions of the Indenture.

                          UNITED STATES TAXATION

     The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Registrable Notes and Common Stock into which Registrable Notes may be converted as "capital assets" (within the meaning of Section 1221) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Registrable Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Registrable Notes who purchase the Registrable Notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the Registrable Notes. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Registrable Notes or Common Stock.

Payment of Interest

     Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The
Registrable Notes will not have original issue discount.

Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of a Registrable Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Registrable Note. A United States Holder's adjusted tax basis in a Registrable Note generally will equal the cost of the Registrable Note to such Holder, less any principal payments received by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Registrable Note is more than one year at the time of sale, exchange or redemption.

Conversion of the Notes

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Registrable Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Registrable Note will be the same as such Holder's adjusted tax basis in the Registrable Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Registrable Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

Dividends

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock.

     In general, a dividend distribution to a corporate United
States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the Registrable Notes is increased, or (ii) the Conversion Rate of the Registrable Notes is increased at the discretion of the Company, such increase in Conversion Rate may be deemed to be the payment of a taxable dividend to United States Holders of Registrable Notes (pursuant to Section 305 of the Code). Such Holders of Registrable Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

Sale of Common Stock

     Upon the sale or exchange of Common Stock, a United States
Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Registrable Note are determined as discussed above under "-Conversion Rights".

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Registrable Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Registrable Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders.
The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.


                          SELLING SECURITYHOLDERS

     The Registrable Notes offered hereby were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. An additional $19,275,000 aggregate principal amount of Notes were issued in the Original Offering by the Company and sold by the Initial Purchasers in compliance with the provisions of Regulation S under the Securities Act. The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Registrable Notes and Common Stock issued upon conversion of the Registrable Notes.

     The following table sets forth, as of the dates indicated, information with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Securityholders. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Securityholders may offer all or some portion of the Registrable Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Registrable Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Registrable Notes since the date on which they provided the information regarding their Registrable Notes in transactions exempt from the registration requirements of the Securities Act. A subsequent listing of a Selling Securityholder in the table after its initial listing indicates that as of the date of the subsequent listing said Selling Securityholder owned additional Notes which they desired to offer pursuant to this Prospectus but is not necessarily indicative of the aggregate principal amount of Notes held as of that date.

     From time to time, Goldman, Sachs & Co. or its affiliate provided, and they continue to provide, investment banking services to the Company, for which they received or will receive customary fees. None of the other Selling Securityholders has had any position, office or other materials relationship with the Company or its affiliates within the last three years.


                  Principal Amount    Number of Shares of Common Stock
                  of Registrable     -----------------------------------
                  Notes
                  Beneficially                          Offered Selling
                  Owned and           Beneficially      Holder Hereby
     Name         Offered Hereby      Owned (1)(2)       (2)(3)(4)
---------------- ----------------     ------------      ---------------
February 6, 1998

Entity
affiliated with
Merrill Lynch (5)  $133,500,000         5,512,255         5,512,255

First Boston
Corporation          11,790,000           486,813           486,813

Northwestern
Mutual Life
Insurance Co         11,000,000           454,193           454,193

FMR Corp (6)         13,000,000           536,774           536,774

Bankers Trust
International PLC    10,350,000           427,350            427,350

Kellner Dileo
and Company          6,100,000            255,997           255,997

Sheperd
Investments
International,
Ltd.                 5,525,000            228,126            228,126

Stark
International        5,525,000            228,126            228,126

Highbridge
Capital
Corporation           2,750,000           113,548           113,548

Lutheran
Brotherhood
Research
Corporation           2,350,000            97,032            97,032

Prudential
Equity
Management
Association           2,000,000            82,581            82,581

Smith
Barney, Inc.          1,800,000            74,323            74,323


Lutheran
Brotherhood
Research
Corporation           1,650,000            68,129            68,129

Gen Hedge/G.
Jacobs Conv
Trading               1,550,000            64,000            64,000

Putnam
Convertible
Fund, Inc.            1,500,000            61,935            61,935

Forest Fulcrum
Fund Limited
Partnership           1,300,000            53,677            53,677

High Inc
Convertible           1,000,000            41,290            41,290

Convertible Bond
Trading and
Arbitrage               750,000            30,968            30,968

McMahan Securities      750,000            30,968            30,968

TQA Vantage             750,000            30,968            30,968

Lehman Brothers
Inc.                    630,000            26,013            26,013

Minnesota Power
& Light Company         600,000            24,774            24,774

South Dakota
Retirement
System
Convertible Fund        500,000            20,645            20,645

Commonwealth
Life Insurance
Company                 500,000            20,645            20,645

State of
Connecticut             500,000            20,645            20,645

TQA Leverage            500,000            20,645            20,645

TQA Vantage Plus        500,000            20,645            20,645

Spear, Leeds
& Kellogg               500,000            20,644            20,644

Gyroscope + Co.         460,000            18,994            18,994

Standard
Mortgage Holding
Corporation             400,000            16,516            16,516

Donaldson, Lufkin
& Jenrette SEC,
Inc.                    305,000            12,594            12,594

Robertson,
Stephens &
Co., LLP                105,000             4,335             4,335

Mary S Spencer
Revocable Living
Trust, date of the
trust 7/27/90
Trustee:
Mary S. Peterson        100,000             4,129             4,129

Meditation
Groups, Inc.            100,000             4,129             4,129

Sally H. Whiting         50,000             2,065             2,065

Paul Heichman
Living Trust             39,000             1,610             1,610

Shepherd
Management
Services                 30,000             1,239             1,239

Steven J Liodas
& Jeane Liodas
Trustees in
trust fbo the
Liodas Family
Trust                    30,000             1,239             1,239

Bergo Trust              30,000             1,239             1,239

Paul S Heichman          21,000               867               867

John J Hart Jr           20,000               826               826

James L Kloss
Trustee James L
Kloss dds Profit
Pension Plan
under agreement
dated 12/21/70           20,000               826               826

John R Durio             10,000               413               413


March 9, 1998

KA Management Ltd.    3,779,989           156,075           156,075

KA Trading LP         2,220,011            91,664            91,664

April 2, 1998

Fidelity Equity-
Income Fund: Fidelity
Devonshire Trust (6) 11,090,000           457,905           457,905

Forest Alternative
Strategies FD II
LP Series 2-5         8,125,000           335,480           335,480

Forest Global
Convertible
Fund Series A-5       6,300,000           260,126           260,126

Fidelity Management
Trust Company on
behalf of accounts
managed by it (7)     1,763,000            72,794            72,794

Forest Alternative
Strategies FD II
LP Series 2A5I          550,000            22,709            22,709

LLT Limited             550,000            22,709            22,709

McMahan Securities
Company, L.P.           500,000            20,645            20,645

State of Delaware
PERS                    475,000            19,613            19,613

Fox Portfolio
Partnership c/o
Forest Management
Corp.                   400,000           16,516             16,516

Forest Alternative
Strategies FD II
LP Series 2A5M          300,000           12,387             12,387

Forest Global
Convertible Fund
Series B-1              200,000            8,258              8,258

Forest Greyhound
c/o Forest
Management Corp.        200,000            8,258              8,258

Fox Family FDN
D/T/D 10/10/87
c/o Forest
Management              200,000            8,258              8,258

IC American
Holdings Trust          200,000            8,258              8,258

Zeneca Holdings
Trust                   200,000            8,258              8,258

Forest Alternative
Strategies FD II
LP Series 2B3F          192,000            7,928              7,928

Forest Global
Convertible
Fund Series B-5         175,000            7,226              7,226

Forest Global
Convertible Fund
Series B-2              125,000            5,161              5,161

Forest Global
Convertible
Fund Series B-3         100,000            4,129              4,129

Nalco Chemical
Company                 100,000            4,129              4,129

Forest Performance
Fund                     83,000            3,427              3,427

Forest Global
Convertible
Fund Series A-1          50,000            2,064              2,064


June 18, 1998

Rhode Island          4,600,000           189,934           189,934
Retirement (8)

General Motors
Pension Fund High
Yield (8)             3,575,000           147,611           147,611

BCBS Michigan (8)     3,450,000           142,450           142,450

New York City
Employees (8)         3,055,000           126,141           126,141

The New England
Corp. Bond (8)        2,900,000           119,741           119,741

Detroit Edison
Employees (8)         2,200,000            90,838            90,838

Central Pension
Fund (8)              2,100,000            86,709            86,709

Baltimore Gas
& Electric (8)        2,000,000            82,250            82,250

Gencorp (8)           2,000,000            82,250            82,250

Bell Atlantic
Master Trust (8)      1,925,000            79,483            79,483

Raytheon Master
Trust (8)             1,750,000            72,257            72,257

United Mine
Workers (8)           1,750,000            72,257            72,257

Minneapolis
Teachers (8)          1,650,000            68,128            68,128

Houston
Municipal (8)         1,600,000            66,064            66,064

Loomis Sayles
Bond Fund (8)         1,600,000            66,064            66,064

GM / Met Life
High Yield (8)        1,550,000            63,999            63,999

State of
Connecticut Fund
"F"(8)                1,500,000            61,935            61,935

Pension Reserves
Investment Trust (8)  1,350,000            55,741            55,741

IBM Pension Plan (8)  1,300,000            53,677            53,677

ABMAMRO
Incorporated (8)      1,275,000            52,645            52,645

Teamsters
Affiliates
Pension Plan (8)      1,175,000            48,516            48,516

World Bank "B"(8)     1,100,000            45,419            45,419

Arkansas Public
Emp. Retirement
System (8)            1,050,000            43,354            43,354

American
Stores (8)            1,025,000            42,322            42,322

Ensign Peak
Advisors (8)          1,000,000            41,290            41,290

Milwaukee
County "B" (8)        1,000,000            41,290            41,290

Orange County
Retirement
System (8)            1,000,000            41,290            41,290

The Rockefeller
Foundation (8)        1,000,000            41,290            41,290

Goldman, Sachs
& Co.                   960,000            39,638            39,638

Loomis Sayles
High Yield Fixed
Income F (8)            825,000            34,064            34,064

Metropolitan Life
Variable Annuity
Fund (8)                800,000            33,032            33,032

Credit Suisse
First Boston
Corporation             750,000            30,967            30,967

World Bank
"RSBP"(8)               750,000            30,967            30,967

UFCW (8)                700,000            28,903            28,903

United
Technologies (8)        700,000            28,903            28,903

Winchester
Convertible Plus,
Ltd.c/o Oaktree
Capital Management,
 L. P.                  695,000            28,696            28,696

Maxim Corporate
Bond Fund (8)           650,000            26,838            26,838

Mid Ocean High
Yield (8)               625,000            25,806            25,806

Foundations Account
No. 1c/o Oaktree
Capital Management,
L. P.                   585,000            24,155            24,155

New York City
Police (8)              575,000            23,742            23,742

Robertson,
Stephens & Co. LLP      520,000            21,471            21,471

Entergy (8)             500,000            20,645            20,645

Halliburton
High Yield (8)          500,000            20,645            20,645

Houston Fire
"B" (8)                 500,000            20,645            20,645

Siemens Master
Trust (8)               500,000            20,645            20,645

PHS Pension (8)         450,000            18,580            18,580

Standard Mortgage
Holding Corp.           400,000            16,516            16,516

Nike (8)                350,000            14,451            14,451

Metropolitan Life
Q1 Acct. 235 (8)        325,000            13,419            13,419

New England
Strategic Income
Fund (8)                325,000            13,419            13,419

New York City
Fire (8)                325,000            13,419            13,419

Donaldson, Lufkin
& Jenrette Sec.
Inc.(8)                 305,000            12,593             12,593

Partners
Healthcare (8)          300,000            12,387             12,387

City of Richmond (8)    275,000            11,355             11,355

Dow Corning (8)         275,000            11,355             11,355

LLC Account No.
1c/o Oaktree Capital
Management, L. P.       270,000            11,148             11,148

Boston Edison
Retirement Trust (8)    250,000            10,322             10,322

Georgia
Pacific (8)             250,000            10,322             10,322

Norfolk County (8)      250,000            10,322             10,322

Nuclear Electric
Ins. Ltd.(8)            250,000            10,322             10,322

Philip Morris (8)       250,000            10,322             10,322

Rohm & Haas
Company (8)             205,000             8,464              8,464

Loomis Sayles Fixed
Income Fund (8)         200,000             8,258              8,258

Partner Reinsurance     200,000             8,258              8,258
Co. (8)

City of Worcester (8)   150,000             6,193              6,193

Loomis Sayles
High Yield Fund (8)     150,000             6,193              6,193

International Union
Operating Engineers (8) 150,000             6,193              6,193

Christiana Care
Health Svcs.
Account (8)             125,000             5,161              5,161

Curtiss-Wright (8)      125,000             5,161              5,161

Detriot Medical
Pension (8)             125,000             5,161              5,161

New York City
Education (8)           125,000             5,161              5,161

Boston Medical
Center (8)              100,000             4,129              4,129

Christiana Care
Health Services
Account (8)             100,000             4,129              4,129

Data General (8)        100,000             4,129              4,129

Metropolitan Life
NQ Acct. 242 (8)        100,000             4,129              4,129

Teamsters Retirement
Pension Plan (8)        100,000             4,129              4,129

Tredegar (8)            100,000             4,129              4,129

Detroit Medical          75,000             3,097              3,097
Endowment (8)

Health Sciences
Foundation (8)           75,000             3,097              3,097

F.R. Bigelow
Foundation (8)           56,000             2,312              2,312

Diocese of
Springfield (8)          50,000             2,064              2,064

Community
Investment Group (8)     39,000             1,610              1,610

LS International
Fund (8)                 20,000               826                826


July 7, 1998

General Motors
Employees Domestic
Group Trust c/o
Mellon Bank Center     8,380,000           346,009           346,009

Delaware State
Employees' Retirement
Fund c/o Mercantile
Safe Deposit & Trust    2,625,000          108,386           108,386

Thermo Electron
Balanced Investment
Fund c/o Mellon Bank    1,050,000           43,354            43,354

Declaration of Trust
for the Defined
Benefit Plans of
ICI American Holdings
c/o State Street
Bank & Trust Co.          670,000           27,664            27,664

Forum Capital
Markets LLC               500,000           20,645            20,645

Declaration of
Trust for the
Defined Benefit
Plans of ZENECA
Holdings Inc.c/o
State Street Bank
& Trust Co.               430,000           17,755            17,755

First Church of
Christ, Scientist
- endowment c/o
State Street Bank
& Trust                   430,000           17,755            17,755

Christian Science
Trustees for Gifts
and Endowments c/o
Investors Bank &
Trust                     430,000           17,755            17,755

Hillside Capital
Incorporated,
Corporate Account
c/o FMB Trust             235,000            9,703             9,703

Summer Hill
Global Partners
L.P. c/o PNC Bank,
Delaware                  100,000            4,129             4,129


August 18, 1998

General Motors
Employees Domestic
Group Trust c/o
Mellon Bank Center       8,380,000              346,009         346,006

D.E. Shaw
Securities, L.P.         4,109,000              169,660         169,660

Paine Webber
Incorporated             3,870,000              159,791         159,791

Helix Convertible
Opportunities L.P.
c/o Helix Investment
Partners L.P.            3,110,000              128,412         128,412

Delaware State
Employees' Retirement
Fund c/o Mercantile
Safe Deposit & Trust     2,625,000              108,385         108,385

Kennilworth Partners
L.P. II                  2,500,000              103,225         103,225

D.E. Shaw
Investments, L.P.        1,236,000              51,034          51,034

Helix Convertible
Opportunities Fund
LTD c/o Helix
Investment partners
L.P.                     1,220,000              50,373          50,373

ABN-AMRO Incorporated    1,000,000              41,289          41,289

Thermo Electron
Balanced Investment
Fund c/o Mellon Bank     1,050,000              43,354          43,354

Goldman, Sachs Co.         772,000              31,875          31,875

Declaration of Trust
for the Defined
Benefit Plans of
Zeneca Holdings
Inc. c/o State
Street Bank & Trust Co.    670,000              27,664          27,664

Simpson Group
Retirement Fund
c/o Helix
Investment Partners
L.P.                      520,000               21,470          21,470

Forum Capital Markets
L.L.C.                    500,000               20,644          20,644

World Wide
Transactions LTD
c/o Helix Investment
Partners L.P.             465,000               19,199          19,199

The Common Fund
FAO Absolute Return Funds
c/o Helix Investment      460,000               18,993          18,993
Partners L.P.

UBS A.G.-London Branch
c/o UBS Center            450,000               18,580          18,580

Christian Science
Trustees for Gifts
& Endowments c/o
Investors Bank & Trust    430,000               17,754          17,754

Declaration of
Trust for the
Defined Benefit
Plans of Zeneca
Holdings Inc.
c/o State Street
Bank & Trust Co.          430,000               17,754          17,754

First Church
of Christ,
Scientist-Endowment
c/o State Street
Bank & Trust Co.          430,000               17,754          17,754

WR Investment
Partners L.P.
c/o Helix
Investment
Partners L.P.             275,000               11,354          11,354

Hillside Capital
Incorporated
Corporate Account
c/o FMB Trust             235,000                9,703           9,703

Shepherd Management
Services
c/o Helix Investment
Partners L.P.             180,000                7,432           7,432

Warbug Dillon Read
c/o UBS Center            150,000                6,193           6,193

Summer Hill Global
Partners L.P.
C/O PNC Bank
Delaware                  100,000                4,128           4,128


(1) Represents shares of Common Stock issuable upon conversion of the Registrable Notes.
(2) Assumes a conversion price of $24.219 per share and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of the Notes-Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Registrable Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Registrable Notes; cash will be paid in lieu of fractional shares, if any.
(3) Information concerning other Registrable Note Selling Security holders will be set forth in Prospectus Supplements to be filed quarterly in order to specify the names of the individual holders of the Registrable Notes as they become known to the Company.
(4) Assumes that any other holders of Registrable Notes or any future transferee from any such holder does not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.
(5) Merrill Lynch Growth Fund for Investment and Retirement ("Fund") is the beneficial owner of the securities as set forth above. Merrill Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management ("MLAM")), an investment advisor registered under the Investment Advisors Act of 1940, is a registered investment company which advises the beneficial owner. MLAM may be deemed to be the beneficial owner of certain of the securities set forth above of the Company by virtue of its acting as investment advisor to the Fund. The general partner of MLAM is Princeton Services, Inc. ("PSI"). PSI is a wholly owned subsidiary of Merrill Lynch Group, Inc. ("ML Group"). PSI may be deemed to be the beneficial owner of certain of the securities set forth above of the Company by virtue of its being the general partner of MLAM. ML Group is a wholly owned subsidiary of Merrill Lynch and Co. ("ML & Co."). ML Group may be deemed to be the beneficial owner of certain of the securities set forth above of the company by virtue of its control of PSI. Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF & S"), a broker-dealer, registered under the Securities Exchange Act of 1934 is a wholly-owned subsidiary of ML & Co.
        MLPF & S hold certain of the securities set forth above of the Company in proprietary trading accounts and may be deemed to be the beneficial owner of securities of the Company held in customer accounts over which MLPF & S has discretionary power. ML & Co. may be deemed to be the beneficial owner of certain of the securities set forth above the Company by virtue of its wholly-owned subsidiaries, ML Group and MLPF & S. ML & Co., ML Group, MLPF & S, PSI and MLAM all disclaim beneficial ownership of the securities of the Company set forth above.
(6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co.").
        FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of March 27, 1998.
(7) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of March 27, 1998. None of the Selling Securityholders (Fidelity Equity-Income Fund: Fidelity Devonshire Trust and Fidelity Management Trust Company on behalf of accounts managed by it) listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the above referenced securities pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the Selling Holders upon termination of any such sale. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since March 27, 1998 in transactions exempt from the registration requirements of the Securities Act of 1933.
         The Selling Holders may sell all, part or none of the securities listed above.
(8)     c/o Loomis, Sayles & Company, L.P.

     The preceding table has been prepared based upon the information furnished to the Company by Automatic Data Processing and responses to questionnaires by the beneficial owners.

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

     Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the Registrable Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Registrable Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.


                        PLAN OF DISTRIBUTION

     The Registrable Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Registrable Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of Registrable Notes and Common Stock for whom they may act as agents. The Selling Securityholders and any underwriters, broker/dealers or agents that participate in the distribution of Registrable Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Registrable Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Registrable Notes and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the Registrable Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registrable Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Registrable Notes and the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registrable Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Registrable Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registrable Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registrable Notes and Common Stock by the Selling Securityholders. The foregoing may affect the marketability of the Registrable Notes and the Common Stock.

     Pursuant to the Registration Agreement, all expenses of the registration of the Registrable Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                         LEGAL MATTERS

     The validity of the Registrable Notes and the Common Stock being offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto,
California.


                           EXPERTS

     The consolidated financial statements of Cirrus Logic, Inc.
appearing in Cirrus Logic, Inc.'s Annual Report (Form 10-K) for the year ended March 28, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


============================================     ==============================

     No dealer,sales representative, or any
other person has been authorized to give any
information or to make any representations
in connection with this offering other
than those contained in this Prospectus,
and, if given or made, such information or
representations must not be relied upon as             U.S. $280,725,000
having been authorized by the Company or
any of the Underwriters.  This Prospectus
does not constitute an offer to sell
or a solicitation of an offer to buy                   CIRRUS LOGIC, INC.
any securities other than the shares of
Common Stock to which it relates or an
offer to, or asolicitation of, any person
in any jurisdiction where such an offer or
solicitation would be unlawful.  Neither
the delivery of this Prospectus nor any          6% Convertible Subordinated
sale made hereunder shall, under any             Notes Due December 15, 2003
circumstances, create an implication
that there has been no change in the
affairs of the Company or that information
contained herein is correct as of                          PROSPECTUS
any date subsequent to the date hereof.

       --------------------
         TABLE OF CONTENTS
       --------------------
                                    Page
                                   -----
Additional Information                 1
Incorporated of Certain
        Documents by Reference         1
Summary                                1
The Company                            2
The Offering                           2
Risk Factors                           4                  ____________, 1998
Use of Proceeds                        7
Ratio of Earnings to Fixed Charges     8
Description of Registrable Notes       8
United States Taxation                21
Selling Securityholders               24
Plan of Distribution                  32
Legal Matters                         33
Experts                               33




============================================     ==============================

                                PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                                     Amount
                                                   -----------
     SEC registration fee  . . . . . . . . . . . .   $ 85,068
     Accounting fees and expenses  . . . . . . . .    180,000
     Legal fees and expenses   . . . . . . . . . .     90,000
     Printing expenses   . . . . . . . . . . . . .     10,000
     Trustee's Fees and Expenses . . . . . . . . .     10,000
     Miscellaneous fees and expenses   . . . . . .     19,932
                                                   -----------
              Total  . . . . . . . . . . . . . . .  $ 395,000
                                                   ===========

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. This limitation on liability has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) relating to any transaction from which a director derived an improper personal benefit,
(iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the California General Corporation Law (directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the legislation underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

     In accordance with Section 317, the Restated Articles of Incorporation, as amended (the "Articles"), of the Company limits the liability of a director to the Company or its shareholders for monetary damages to the fullest extent permissible under California law, and authorizes the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Company's By-Laws further provide for indemnification of corporate agents to the maximum extent permitted by the California General Corporation Law.

     Pursuant to the authority provided in the Articles, the Company has entered into indemnification agreements with each of its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

     The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

     The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

     Reference is made to the Underwriting Agreements included herein as exhibits to the Registration Statement for provisions regarding indemnification of the Company's officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 16.        EXHIBITS



Number    Description of Document
------    --------------------------------------------------------------

The following exhibits are filed as part of or incorporated by reference into this Post-effective Amendment on Form S-3:

4.1(1)     Indenture dated as of December 15, 1996
           6% Convertible subordinated Notes.

4.2(2)     Registration Rights Agreement, dated as
           of December 15, 1996, among the registrant, Goldman Sachs & Co., Salomon Brothers Inc., J.P.
           Morgan & Co., and Robertson, Stephens & Co.

5.1(2)     Opinion of Wilson Sonsini Goodrich &
           Rosati, Professional Corporation.

12.1       Statement Regarding Computation of Ratios of
           Earnings to Fixed Charges.

23.1       Consent of Ernst & Young LLP, independent auditors

23.2 (2)   Consent of Wilson Sonsini Goodrich & Rosati,
           Professional. Corporation (included in Exhibit
           5.1).

25.1 (2) Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation
           Designated to Act as Trustee on Form T-1.

_______

(1) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 29, 1997.

(2)     Previously filed.


ITEM 17.        UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
 In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (a)     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                            CIRRUS LOGIC, INC.
                                SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


CIRRUS LOGIC, INC.
(Registrant)


/s/ Robert F. Donohue
Robert F. Donohue
Vice President, Chief Legal Officer
General Counsel and Secretary


       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                                 TITLE                         DATE
---------                                 -----                         ----


* MICHAEL L. HACKWORTH    Chairman of the Board, Chief         August 18, 1998
Michael L. Hackworth        Executive Officer, and Director

/s/ DAVID D. FRENCH       President, Chief Operating Officer   August 18, 1998
David D. French

/s/ RONALD K. SHELTON     VP Finance, Chief Financial Officer, August 18, 1998
Ronald K. Shelton         Treasurer, Principal Accounting
                          Officer

* SUHAS S. PATIL          Chairman Emeritus, and               August 18, 1998
Suhas S. Patil            Director


* C. GORDON BELL          Director                             August 18, 1998
C. Gordon Bell


* D. JAMES GUZY           Director                             August 18, 1998
D. James Guzy


* WALDEN C. RHINES        Director                             August 18, 1998
Walden C. Rhines


* ROBERT H. SMITH         Director                             August 18, 1998
Robert H. Smith

/s/ ALFRED S. TEO         Director                             August 18, 1998
Alfred S. Teo

*  By /s/ Robert F. Donohue
          Robert F. Donohue
          Attorney-In-Fact


                             INDEX TO EXHIBITS


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
Exhibit
Number    Description of Document
------    --------------------------------------------------------------

         The following exhibits are filed as part of or incorporated by reference into this Post-effective Amendment on Form S-3:

4.1(1) Indenture dated as of December 15, 1996 6% Convertible subordinated Notes.

4.2(2) Registration Rights Agreement, dated as of December 15, 1996, among the registrant, Goldman Sachs & Co., Salomon Brothers Inc., J.P. Morgan & Co., and Robertson, Stephens & Co.

5.1(2)   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.

12.1     Statement Regarding Computation of Ratios of Earnings to Fixed
         Charges.

23.1     Consent of Ernst & Young LLP, independent auditors

23.2 (2) Consent of Wilson Sonsini Goodrich & Rosati, Professional. Corporation (included in Exhibit 5.1).

25.1 (2) Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.

_______

(1) Incorporated by reference to Registrant's Report on Form 10-K for the fiscal year ended March 29, 1997.

(2)     Previously filed.

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